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                       ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement ("Agreement") is made effective as of the 11th day of August, 1995, by and between General American Life Insurance Company, a Missouri life insurance company ("Parent") and Conning
Corporation, a Missouri corporation ("Subsidiary").

                                  WITNESSETH

WHEREAS, Subsidiary is a majority-owned subsidiary of General American Holding Company, a Missouri corporation, which is, in turn, a wholly-owned subsidiary of Parent; and

WHEREAS, the parties hereto desire to set forth their agreement regarding certain administrative matters with respect to Subsidiary.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Subsidiary may engage the services of Parent's staff to handle the following functions, among others, in accordance with the general directives set forth by Subsidiary's Board of Directors and/or management, and subject at all times to Subsidiary's right to change any decision or policy:

      a.    Investment advice, including investment
            analysis and due diligence investigation.
      b. Investor relations, including relations with financial analysts.
      c. Legal analysis of securities proposed for purchase or sale.
      d. General legal advice, including assistance with contract preparation and review.
      e.    Accounting and payroll functions.
      f.    Actuarial analysis and studies.
      g.    Banking, check issue, and related services.
      h.    Statistical analysis and record keeping.
      i. Preparation and publication, as appropriate, of financial and other reports.
      j.    Advertising and sales promotion.
      k.    Periodic filings required by law.
      l.    Employment, employee benefit advice,
            and discharge of personnel.
      m.    Stock issue, transfer, and registration.
      n.    Payment of dividends declared.
      o.    Billing, collection, and application of payments.
      p.    Management services.
      q.    Planning services.
      r.    Data processing and word processing services.
      s.    Internal auditing services.
      t.    Communications services.
      u.    Printing and purchasing services.
      v.    Receiving, supplies, and mail services.

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2.    Nothing herein shall be deemed to require Parent to make exclusive use of its employees and its owned or leased facilities in the performance of its obligations under this Agreement, and Subsidiary retains the right to contract with any third party, affiliated or unaffiliated, for the performance of any services available to Subsidiary pursuant to this Agreement. Nothing herein, however, shall be deemed to authorize Parent to assign this Agreement.

3. There are no contractual limitations on Subsidiary's ability to perform activities on its own behalf that Parent could otherwise perform, nor on Subsidiary's ability to utilize the staff and resources of Parent, provided Subsidiary pays for such utilization as herein provided. Subsidiary shall be responsible for determining what functions it wants to be performed under this Agreement and for notifying Parent.

4. Subsidiary will pay Parent for the cost of any services rendered to Subsidiary. The cost will be calculated by Parent's cost accounting staff in accordance with Parent's customary accounting practices consistently applied, and billed to Subsidiary monthly. It is understood, however, that the parties may elect at any time to amend the Agreement by appending a fee schedule which shall be applicable to all or any part of the services rendered to Subsidiary, as may be specified in such fee schedule; provided, however, that charges or fees for services rendered under this Agreement shall at all times be fair and reasonable, and the books, accounts, and records of Parent and Subsidiary shall be maintained so as to clearly and accurately disclose the precise nature and details of the transactions.

5. Subsidiary will be responsible for payment of all of its obligations to third parties not provided for in this Agreement, including, but not limited to, examination fees and other governmental expenses, taxes, management fees, costs of trade associations and bureaus, equipment purchases, rent, and fees for accounting, legal, and consulting services. Subsidiary shall be free to engage Parent's services as a paying agent.

6. Subsidiary shall have custody of, responsibility for, and control of all of its general corporate documents and records, and records of its business.

7. Nothing in this Agreement shall give Parent the right to decide any business issue on behalf of Subsidiary, it being understood that Subsidiary, through its Board of Directors and/or management, shall have the right to conduct an independent business.

8. Unless otherwise agreed, Parent will credit to Subsidiary within 30 days any sums which it collects on Subsidiary's behalf. Subsidiary will remit to Parent any funds collected on its behalf or otherwise due it within 30 days of receipt or as otherwise agreed. In dealing with funds belonging to any other party, each party hereto will act with due care.

9. Subsidiary shall have the right to hire and fire its own employees and management or other consultants.

10. The Agreement may be amended by a written instrument signed on behalf of each party by a duly authorized officer.

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11.   This Agreement shall have an initial term of three years.  Thereafter, if neither party notifies the other that renegotiation or termination of the Agreement is desired, the Agreement will be renewed until terminated as provided herein. In the event Subsidiary notifies Parent of its intent to terminate Parent's services, Parent shall cease to act under this Agreement within 90 days of receipt of such notice. Parent may terminate this Agreement upon 180 day's prior written notice to Subsidiary; provided that Parent agrees not to terminate the Agreement during the initial three-year term.

12. No party to this Agreement may assign its rights or responsibilities under this Agreement without the prior written consent of the other party.

13. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri.

14. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties to this Agreement have caused it to be signed by their duly authorized officers as of the day and year written above.


GENERAL AMERICAN LIFE INSURANCE COMPANY


By:    /s/ Richard A. Liddy
    -------------------------------
Name:  Richard A. Liddy
Title: Chairman, President and Chief Executive Officer


CONNING CORPORATION


By:    /s/ Leonard M. Rubenstein
   --------------------------------
Name:  Leonard M. Rubenstein
Title: Chairman and Chief Executive Officer

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